UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IONQ, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

4505 Campus Drive

College Park, Maryland 20740

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2024 at 10:00 a.m. Eastern Time

April 25, 2024

Dear Fellow Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of IonQ, Inc. (the “Annual Meeting”), to be held on Wednesday June 5, 2024 at 10:00 a.m., Eastern time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.proxydocs.com/IONQ, where you will be able to listen to the meeting live, submit questions and vote online.

The attached formal meeting notice and proxy statement contain details of the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone or mail.

On behalf of our board of directors, we would like to express our appreciation for your continued support of and interest in IonQ.

Sincerely,

Stacey Giamalis

Stacey Giamalis

Corporate Secretary

IONQ, INC.

4505 Campus Drive

College Park, Maryland 20740

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Eastern time, on Wednesday June 5, 2024

Place	The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.proxydocs.com/IONQ, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

Items of Business

•  To elect two Class III directors to hold office until our 2027 annual meeting of stockholders and until their respective successors are elected and qualified.

•  To approve, on an advisory basis, the compensation of the named executive officers identified in the 2023 Summary Compensation Table in the “Executive Compensation” section of the proxy statement (the “Say-on-Pay Vote”).

•  To approve, on a non-binding advisory basis, the frequency of future Say-on-Pay Votes.

•  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

•  To transact other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Record Date	April 15, 2024 Only stockholders of record as of April 15, 2024 are entitled to notice of and to vote at the Annual Meeting.

Availability of Proxy Materials

The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of Annual Meeting, form of proxy and our annual report, is first being sent or given on or about April 25, 2024 to all stockholders entitled to vote at the Annual Meeting.

The proxy materials and our annual report can be accessed as of April 25, 2024 by visiting www.proxydocs.com/IONQ.

Voting	Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the board of directors,

Stacey Giamalis

Stacey Giamalis

Corporate Secretary

College Park, MD

April 25, 2024

i

IONQ, INC.

PROXY STATEMENT

FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:00 a.m., Eastern time, on Wednesday June 5, 2024

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. The words “IonQ,” “we,” the “Company,” “us” and “our” refer to IonQ, Inc., a Delaware corporation, and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

Why am I receiving these materials?

This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2024 Annual Meeting of stockholders of IonQ, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Wednesday June 5, 2024 at 10:00 a.m., Eastern time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.proxydocs.com/IONQ, where you will be able to listen to the meeting live, submit questions and vote online during the meeting. Stockholders can go to www.proxydocs.com/IONQ to register to attend the virtual meeting. Stockholders who register to attend will receive an email containing a link to the virtual meeting one hour prior to the meeting start time.

The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of Annual Meeting and form of proxy, and our annual report, is first being sent or given on or about April 25, 2024 to all stockholders of record as of April 15, 2024. The proxy materials and our annual report can be accessed as of April 25, 2024 by visiting www.proxydocs.com/IONQ. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.

What proposals will be voted on at the Annual Meeting?

The following proposals will be voted on at the Annual Meeting:

•	the election of two Class III directors to hold office until our 2027 annual meeting of stockholders and until their respective successors are elected and qualified;

•	to approve, on an advisory basis, the Say-on-Pay Vote;

•	to approve, on a non-binding advisory basis, the frequency of future Say-on-Pay Votes;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and

•	any other business that may properly come before the Annual Meeting.

As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting.

How does the board of directors recommend that I vote on these proposals?

Our board of directors recommends that you vote your shares:

•	“FOR” the election of each Class III director nominee named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of the Say-on-Pay Vote;

•	to hold future Say-on-Pay Votes every “ONE YEAR”; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on April 15, 2024, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 211,236,696 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”

Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”

Is there a list of registered stockholders entitled to vote at the Annual Meeting?

A list of registered stockholders entitled to vote at the Annual Meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting during ordinary business hours, at our principal executive offices located at 4505 Campus Drive, College Park, Maryland 20740 by contacting our Corporate Secretary.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy and entitled to vote at the Annual Meeting (Proposals No. 2 and No. 4). However, because the outcome of Proposal No. 1 (election of directors) and Proposal No. 3 (frequency of advisory vote on Say-on-Pay) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.

Broker non-votes occur when a bank, broker or other nominee (i.e., the record holder) has not received voting instructions from the beneficial owner on a matter for which the record holder does not have discretionary power to vote. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual

Meeting but will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of each of the director nominees named herein or (2) WITHHOLD authority to vote for each such director nominee. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.

•

Proposal No. 2: The approval, on an advisory basis, of the Say-on-Pay Vote requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will also be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our Company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.

•

Proposal No. 3: For the approval, on an advisory basis, of the frequency of future Say-on-Pay Votes, the choice of frequency that receives the most votes will be considered the preferred frequency of our stockholders. You may vote for a frequency of every ONE YEAR, TWO YEARS or THREE YEARS, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of this proposal. Broker non-votes will also be counted for purposes of determining the presence or absence of a quorum but will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our Company. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote on the compensation of our named executive officers.

•

Proposal No. 4: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

What is the quorum requirement for the Annual Meeting?

A quorum is the minimum number of shares required to be present or represented at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person (including virtually) or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the Annual Meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.

How do I vote and what are the voting deadlines?

Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:

•

by Internet at www.proxydocs.com/IONQ, 24 hours a day, 7 days a week, until 11:59 pm, Eastern time, on June 4, 2024 (have your Notice of Internet Availability or proxy card in hand when you visit the website);

•	by toll-free telephone at (866) 491-3176, 24 hours a day, 7 days a week, until 11:59 pm, Eastern time, on June 4, 2024 (have your Notice of Internet Availability or proxy card in hand when you call);

•	by completing, signing and mailing your proxy card (if you received printed proxy materials), which must be received prior to the Annual Meeting; or

•

by attending the Annual Meeting virtually by visiting www.proxydocs.com/IONQ, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website). All votes must be received by the independent inspector of elections before the polls close during the meeting.

Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or Notice of Internet Availability of proxy materials indicates that you may vote your shares through the proxydocs.com website, then you may vote those shares at the Annual Meeting with the control number indicated on that voting instruction form or Notice of Internet Availability of proxy materials. Otherwise, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?

Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	“FOR” the election of each Class III director nominee named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of the Say-on-Pay Vote;

•	to hold future Say-on-Pay Votes every “ONE YEAR”; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

In addition, if any other matters are properly brought before the Annual Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you.

In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.

Can I change my vote or revoke my proxy?

Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:

•	entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);

•	completing and returning a later-dated proxy card, which must be received prior to the Annual Meeting;

•

delivering a written notice of revocation to our Corporate Secretary at IonQ, Inc., 4505 Campus Drive, College Park, Maryland 20740, Attention: Corporate Secretary, which must be received prior to the Annual Meeting; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.

What do I need to do to attend the Annual Meeting?

We will be hosting the Annual Meeting via live audio webcast only.

Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the Annual Meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.proxydocs.com/IONQ. Stockholders can go to www.proxydocs.com/IONQ to register to attend the virtual meeting. To attend and participate in the Annual Meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The Annual Meeting live audio webcast will begin promptly at 10:00 a.m., Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m., Eastern time, and you should allow ample time for the check-in procedures.

Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or Notice of Internet Availability of proxy materials indicates that you may vote your shares through the proxydocs.com website, then you may access and participate in the Annual Meeting with the control number indicated on that voting instruction form or Notice of Internet Availability of proxy materials. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the Annual Meeting.

How can I submit a question during the Annual Meeting?

If you want to submit a question during the Annual Meeting, you may do so when you register to attend the Annual Meeting at www.proxydocs.com/IONQ using the control number provided in the Notice and typing your question in the appropriate box in the registration form. Stockholders are permitted to submit questions that are in compliance with the meeting rules of conduct provided on the virtual meeting website and subject to a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders will be answered.

How can I get help if I have trouble checking in or listening to the Annual Meeting online?

We encourage you to access the Annual Meeting before it begins. If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.

What is the effect of giving a proxy?

A proxy is your legal designation of another person to vote the stock you own at the Annual Meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive a printed copy of the proxy materials, by submitting the proxy card. Proxies are solicited by and on behalf of our board of directors. Peter Chapman, our President and Chief Executive Officer, and Thomas Kramer, our Chief Financial Officer, have been designated as proxy holders for the Annual Meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, then the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

Who will count the votes?

A representative of BetaNXT’s Mediant will tabulate the votes and act as inspector of election.

How can I contact IonQ’s transfer agent?

You may contact our transfer agent, Continental Stock Transfer & Trust Company, by telephone at (800) 509-5586, or by writing Continental Stock Transfer & Trust Company at 1 State Street, 30th Floor, New York, NY 10004-1561. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the internet at https://continentalstock.com.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. We have retained Alliance Advisors LLC to assist with the solicitation of proxies and provide related advice and informational support in connection with the Annual Meeting. We have agreed to pay Alliance Advisors LLC a non-refundable fee of $20,000, plus variable amounts for additional proxy solicitation services and reasonable out-of-pocket expenses incurred by Alliance Advisors LLC. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.

Where can I find the voting results of the Annual Meeting?

We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings of stockholders.

What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?

If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:

IonQ, Inc.

Attention: Investor Relations

4505 Campus Drive

College Park, Maryland 20740

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of the Board of Directors

Our board of directors currently consists of ten directors, all of whom except Peter Chapman, our President and Chief Executive Officer, and Jungsang Kim, our Scientific Advisor, are independent under the listing standards of the New York Stock Exchange, or the NYSE. Our board of directors is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the names, ages as of April 15, 2024, and certain other information for each of our directors and director nominees:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Peter Chapman	III	63	President & Chief Executive Officer, Director	2021	2024	2027
William Scannell	III	61	Director	2024	2024	2027

Continuing Directors
Craig Barratt(2)	III	61	Chair	2021	2024	—
Jungsang Kim	III	54	Scientific Advisor, Director	2021	2024	—
Niccolo de Masi(1)(3)	I	43	Director	2021	2025	—
Inder M. Singh(1)(3)	I	65	Director	2021	2025	—
Wendy Thomas(3)	I	52	Director	2022	2025	—
Kathryn Chou(2)	II	60	Director	2022	2026	—
Harry You(1)(2)	II	64	Director	2021	2026	—
Robert Cardillo	II	62	Director	2024	2026	—

(1)	Member of audit committee
(2)	Member of compensation committee
(3)	Member of nominating and corporate governance committee

Nominees for Director

Peter Chapman has served as a member of our board of directors and President and Chief Executive Officer since the closing of the business combination in September 2021. Mr. Chapman previously served as legacy IonQ’s President and Chief Executive Officer and a member of its board of directors since May 2019. From September 2014 to May 2019, Mr. Chapman served as a Director of Engineering for Amazon Prime at Amazon.com, Inc. prior to joining IonQ. Before that, Mr. Chapman was the President at Media Arc, Inc. We believe Mr. Chapman is qualified to serve as a member of our board of directors because of his prior leadership and officer positions at technology and software companies.

William Scannell has served as a member of our board of directors since February 2024. Since September 2016, Mr. Scannell has served as President, Global Sales & Customer Operations at Dell Technologies Inc., a publicly traded company. Prior to this role, Mr. Scannell oversaw Global Enterprise Sales & Customer Operations at Dell Technologies, Inc. and Global Sales at EMC Corporation (acquired by Dell Technologies, Inc. in 2016). Mr. Scannell began his career as a Sales Representative for EMC Corporation in 1986, and has served in several other roles in addition to those mentioned above. Mr. Scannell holds a Bachelor of Science degree in business management from Northeastern University. We believe

Mr. Scannell is qualified to serve as a member of our board of directors because of his extensive and varied experience in all aspects of software and hardware company operations.

Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders

Niccolo de Masi has served as a member of our board of directors since the closing of the business combination in September 2021 and was the Chief Executive Officer and a member of the board of directors of our predecessor, dMY Technology Group, Inc. III, since September 2020. Mr. de Masi has served as a director of Planet Labs PBC, a publicly traded earth imaging company, since December 2021 and as a director and audit committee member of Genius Sports Limited, a publicly traded sports data and technology company, since April 2021. Mr. de Masi has served as a director of dMY Technology Group, Inc. VI and dMY Squared Technology Group, Inc., each a publicly traded company, since October 2021 and October 2022, respectively. From January 2020 to December 2020, Mr. de Masi served as Chief Executive Officer of dMY Technology Group, Inc. and has served as a director of Rush Street Interactive, Inc., a publicly traded online casino company, since December 2020, following its business combination with dMY Technology Group, Inc. From January 2010 to April 2021, Mr. de Masi was a member of the board of directors of Glu Mobile Inc., a publicly traded mobile gaming company. From February 2019 to March 2020, Mr. de Masi was the Chief Innovation Officer at Resideo Technologies, Inc., a publicly traded security solutions company. From October 2018 to January 2020, he served as a member of Resideo Technologies, Inc.’s board of directors and from February 2019 until January 2020 he served as its President of Products and Solutions. From November 2016 until October 2018, Mr. de Masi served as the President of Essential Products, Inc. Since November 2015, Mr. de Masi has served on the Leadership Council of the UCLA Grand Challenge. Mr. de Masi received a B.A. and an MSci. in physics from Cambridge University. We believe Mr. de Masi is qualified to serve as a member of our board of directors because of his breadth of experience as both an officer and member of the board of directors at a variety of publicly traded technology companies.

Inder M. Singh has served as a member of our board of directors since December 2021. Mr. Singh has served as a director of John Wiley and Sons, Inc., a publicly traded publishing company since December 2021. From April 2019 to December 2022, Mr. Singh served as Executive Vice President and Chief Financial Officer of Arm Limited, a British semiconductor and software design company, where he led the global finance organization as well as corporate IT operations, procurement and enterprise security teams. From November 2016 to April 2019, Mr. Singh served as Senior Vice President and Chief Financial Officer, and from March 2016 to November 2016, as Chief Strategy and Marketing Officer, of Unisys Corp., a publicly traded company. Prior to that, Mr. Singh was a Managing Director at SunTrust Bank’s equities unit, and a Senior Vice President in finance at Comcast Corporation. Mr. Singh is currently a member of the board of directors of Affinity Federal Credit Union, a U.S. financial services firm. Mr. Singh has also advised startups as a member of Columbia University’s Entrepreneurship Advisory Board, and participates as a project advisor for the U.S. Department of Homeland Security on national security and critical infrastructure issues. Mr. Singh received an M.B.A. in finance from New York University and holds M.S. and B.S. degrees in engineering from Columbia University. We believe Mr. Singh is qualified to serve as a member of our board of directors because of his finance and corporate management roles within various organizations and his general involvement in the technology and infrastructure industry.

Wendy Thomas has served as a member of our board of directors since December 2022. Since September 2021, Ms. Thomas has served as Chief Executive Officer of SecureWorks Corp., a publicly traded company. Prior to this, Ms. Thomas served in various other positions at SecureWorks, including as President from September 2021 through February 2023 and President, Customer Success from April 2020 to June 2021, Chief Product Officer from June 2019 to April 2020, Senior Vice President, Business and Product Strategy from March 2018 to June 2019, Vice President, Strategic and Financial Planning from March 2017 to March 2018 and Vice President, Financial Planning and Analysis from July 2015 to March 2017. Ms. Thomas received an M.B.A. from the Darla Moore School of Business at the University of South Carolina and holds a B.A. in Economics and Foreign

Affairs from the University of Virginia. We believe Ms. Thomas is qualified to serve as a member of our board of directors because of her extensive and varied experience in multiple senior executive roles at a publicly traded technology company.

Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders

Kathryn Chou has served as a member of our board of directors since July 2022. Since January 2022, Ms. Chou has served as Senior Vice President, SaaS Engineering, of Nutanix, Inc., a publicly traded company, where she along with her team is responsible for building secure and scalable SaaS applications and systems across the entire customer life cycle. From June 2020 to September 2022, Ms. Chou served as Senior Vice President, Worldwide Sales Strategy and Operations, from March 2020 to June 2020, as Vice President, Customer Success Operations and Intelligence and from September 2016 to March 2020 as Vice President, Research and Development, Operations and Central Services, of VMware, Inc., a publicly traded company. Ms. Chou has also served in various non-profit organizations throughout her career. Ms. Chou received an M.B.A. from Harvard Business School and holds M.S. and B.S. degrees in manufacturing systems engineering and mechanical engineering, respectively, from Stanford University. We believe Ms. Chou is qualified to serve as a member of our board of directors because of her extensive and varied experience as a senior executive at multiple publicly traded technology and software companies.

Harry You has served as a member of our board of directors since the closing of the business combination in September 2021, and was the Chief Financial Officer and chair of the board of directors of our predecessor, dMY Technology Group, Inc. III, since inception. Mr. You has served as the chair of the board of directors and co-CEO of dMY Technology Group Squared since September 2022. Since October 2021, Mr. You has served as chair of dMY Technology Group VI. Since March 2021, Mr. You has served on the board of directors of Coupang, Inc, a south Korean publicly traded e-commerce company. Since January 2019, Mr. You has served as a member of the board of directors of Broadcom Inc., a publicly traded semiconductor and software company. In September 2016, Mr. You founded GTY Technology Holdings, Inc. (“GTY”), a publicly traded technology company. From September 2016 until February 2019, Mr. You served as GTY’s President, Chief Financial Officer and director when GTY consummated its initial business combination. From February 2019 to May 2019, he served as GTY’s President and from February 2019 through August 2019 he served as its Chief Financial Officer. From May 2019 to July 2022, he served as GTY’s vice chair of the board of directors until its sale in July 2022. In May 2019, Mr. You also served as GTY’s President. From February 2008 to September 2016, Mr. You served as the Executive Vice President of EMC Corporation (formerly NYSE: EMC) in the office of the chair. Earlier in his career, Mr. You was Chief Executive Officer at BearingPoint (formerly KPMG Consulting, Inc.) as well as Chief Financial Officer of Oracle and Accenture. Mr. You also previously spent 14 years on Wall Street, including serving as a Managing Director in the Investment Banking Division of Morgan Stanley. Since August 2016, Mr. You has been a trustee of the U.S. Olympic Committee Foundation. Mr. You received a B.A. in economics from Harvard College and an M.A. in economics from Yale University. We believe Mr. You is qualified to serve as a member of our board of directors because of his extensive and varied experience as both a senior executive and member of the board of directors at a variety of publicly traded technology and software companies.

Robert Cardillo has served as a member of our board of directors since February 2024. Since April 2021, Mr. Cardillo has served as Chief Strategist at Planet Labs PBC, a publicly traded company. From October 2014 to February 2019, Mr. Cardillo was the sixth Director of the National Geospatial-Intelligence Agency. Mr. Cardillo is the Chairman of the Board of Planet Federal, an Outside Director at Seerist Federal and an Independent Director on the board of directors of SynthetAIc. Mr. Cardillo served as a member of the board of directors of AGI and Enview, each private companies which were acquired by public companies—AGI by ANSER (2020) and Enview by Matterport (2022). Mr. Cardillo earned a Bachelor of Arts in Government from Cornell University in 1983 and a Master of Arts in National Security Studies from Georgetown University in 1988. In 2019, Mr. Cardillo received an honorary Doctorate of Humane Letters from Saint Louis University. We believe Mr. Cardillo is qualified to serve as a member of our board of directors because of his extensive experience in the U.S. government and with private and public companies.

Directors Not Standing for Re-Election

The current term of each of Craig Barratt and Jungsang Kim, each a member of our board of directors, will expire at the Annual Meeting. Neither Dr. Barratt nor Dr. Kim will stand for re-election to our board of directors at the Annual Meeting. Our board of directors thanks each of Dr. Barratt and Dr. Kim for their distinguished service as directors of the Company. As a result of Drs. Barratt and Kim not standing for re-election to our board of directors, to avoid vacancies existing on our board of directors following the Annual Meeting, consistent with our amended and restated bylaws, our board of directors has unanimously adopted a resolution to reduce the size of our board of directors from ten to eight members, effective upon the conclusion of the Annual Meeting.

Craig Barratt has served as a member of our board of directors and Chair of the Board since the closing of the business combination in September 2021. Dr. Barratt served as a member of legacy IonQ’s board of directors since January 2021. Until May 2020, Dr. Barratt served as Senior Vice President and General Manager of the Connectivity Group of Intel Corporation, a semiconductor company, since its acquisition of Barefoot Networks, Inc., a computer networking company, in July 2019, where he previously served as President and Chief Executive Officer since April 2017. From June 2013 to January 2017, Dr. Barratt held several different roles at Google, including Senior Vice President, Access and Energy and Advisor. Dr. Barratt previously served as President of Qualcomm Atheros, the networking and connectivity subsidiary of Qualcomm Inc., and as President, Chief Executive Officer and a director of Atheros Communications, Inc., a fabless semiconductor company, until its acquisition by Qualcomm. Dr. Barratt has also served as a member of the board of directors of Intuitive Surgical, Inc., a robotic-assisted surgery company, since April 2011 and as chair of the board of directors since April 2020. Dr. Barratt received a B.E. in electrical engineering and a B.S. in pure mathematics and physics from the University of Sydney, Australia as well as an M.S. and Ph.D. in electrical engineering from Stanford University. We believe Dr. Barratt is qualified to serve as a member of our Board because of his senior leadership roles at industry leading companies in the technology sector.

Jungsang Kim has served as a member of our board of directors since the closing of the business combination in September 2021. Dr. Kim has served as our Scientific Advisor since April 2024. Previously, Dr. Kim served as our Chief Technology Officer from September 2021 to March 2024. Dr. Kim is the co-founder of legacy IonQ and served as a member of its board of directors from September 2015 to September 2021. Dr. Kim served as legacy IonQ’s President and Chief Executive Officer from September 2015 to September 2016, as legacy IonQ’s Chief Strategy Officer from September 2016 to April 2020, and as legacy IonQ’s Chief Technology Officer from May 2020 to September 2021. Dr. Kim has served as assistant/associate/full professor in the Department of Electrical and Computer Engineering, Department of Physics and Department of Computer Science at Duke University since June 2004. From August 2006 to February 2020, Dr. Kim was also the Founder and President and Chief Executive Officer of Applied Quantum Technologies, Inc. Dr. Kim received a B.S. in physics from Seoul National University and a Ph.D. in physics from Stanford University. We believe Dr. Kim is well qualified to serve as a member of our board of directors because of his extensive research in electrical and computer engineering and quantum mechanics.

Director Independence

Our common stock is listed on the NYSE. As a company listed on the NYSE, we are required under NYSE listing standards to maintain a board of directors comprised of a majority of independent directors as determined affirmatively by our board of directors. Under NYSE listing standards, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the NYSE listing standards require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent and, in the case of our audit and compensation committees, satisfy heightened independence requirements. For compensation committee members, our board of directors must consider all factors specifically relevant to determining whether each compensation committee member has a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and NYSE listing standards applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and NYSE listing standards applicable to compensation committee members.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Craig Barratt, Robert Cardillo, Kathy Chou, Niccolo de Masi, Inder M. Singh, William Scannell, Wendy Thomas and Harry You, representing eight of our ten directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of the NYSE. Peter Chapman is not considered an independent director because of his position as our President and Chief Executive Officer and Jungsang Kim is not considered an independent director because of his position as our Scientific Advisor and former Chief Technology Officer.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”

There are no family relationships among any of our directors, director nominees or executive officers.

Leadership Structure

Our Corporate Governance Guidelines specify that the board of directors will select our Chief Executive Officer and Chair of the Board in the manner that it determines to be in the best interests of our stockholders and in accordance with any stockholder agreements. We do not believe there should be a fixed rule regarding the positions of Chief Executive Officer and Chair of the Board being held by different individuals, or whether the Chair of the Board should be an employee of the Company or should be elected from among the non-employee directors. The needs of our Company and the individuals available to assume these roles may require different outcomes at different times, and the board of directors believes that retaining flexibility in these decisions is in the best interests of our Company. The role of Chair of the Board is currently held by Craig Barratt, an independent, non-employee director. In connection with the expiration of Dr. Barratt’s term as a member of the board of directors and pursuant to the nominating and corporate governance committee charter, the nominating and corporate governance committee has recommended, and the board of directors has approved, that Peter Chapman be appointed as the Executive Chairman of the board of directors and Harry You be appointed as the lead independent director of the board of directors, with each such appointment to become effective upon the conclusion of the Annual Meeting, subject to Mr. Chapman’s election as a director at the Annual Meeting.

Pursuant to its charter, the nominating and corporate governance committee periodically reviews this matter and makes recommendations to the board of directors. The nominating and corporate governance committee has recommended, and the board of directors has determined, that the roles of Chief Executive Officer and Chair of the Board should be combined, subject to the appointment of a lead independent director.

Role of Lead Independent Director

We believe that the anticipated structure of our board of directors, with Mr. Chapman acting as President, Chief Executive Officer and Executive Chairman and Mr. You acting as lead independent director, and with fully independent audit, compensation, and nominating and corporate governance committees that oversee the majority of the Company’s operations, risks, performance, and strategy, provides the most effective governance framework and allows us to benefit from Mr. Chapman’s talent, knowledge, and experience as a leader of the Company, while maintaining effective independent oversight of management. This structure creates accountability and enhances our ability to develop and execute our strategy and communicate our message clearly and consistently to stockholders.

Executive Chairman

Mr. Chapman, our President and Chief Executive Officer, is expected to serve as the Executive Chairman of our board of directors following the conclusion of our Annual Meeting. As our President and Chief Executive Officer, Mr. Chapman possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our Company and business, which enables him to effectively lead our board of directors, including by identifying strategic priorities, leading critical discussions and executing our business plans. We believe Mr. Chapman’s extensive Company-specific experience and expertise, together with the outside experience, oversight and expertise of our lead independent director and the independent directors on our board of directors and committees, allow for differing perspectives and roles regarding strategy development that benefit our stockholders.

Lead Independent Director and Independent Committees

Because Mr. Chapman is expected to serve as our Executive Chairman and also continue as our President and Chief Executive Officer and is thus not an “independent” director under the listing standards of the NYSE, our board of directors has approved the appointment of Mr. You to serve as our lead independent director, effective upon the conclusion of the Annual Meeting. Our board of directors believes that Mr. You will provide an effective independent voice in our leadership structure.

The lead independent director position is expected to be a critical aspect of our corporate governance framework. Our board of directors believes that having a lead independent director enhances communications and relations among our board of directors. In addition to generally serving as a liaison between Mr. Chapman and our independent directors, the responsibilities of the lead independent director will include:

•	presiding over executive sessions of independent directors, at which the Executive Chairman is not present;

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advising the Executive Chairman as to an appropriate schedule of meetings of the board of directors, ensuring that the independent directors can perform their duties responsibly while not interfering with ongoing Company operations;

•	providing input to the Executive Chairman with respect to the agendas for meetings of the board of directors and its committees;

•	advising the Executive Chairman on the retention of advisors and consultants who report directly to the board of directors;

•	receiving messages from major stockholders wishing to communicate directly with the independent directors and facilitating an appropriate response;

•	facilitating discussions among independent directors on key issues and concerns outside of meetings of the board of directors; and

•	having such other duties as the board of directors may delegate to assist in meeting its responsibilities.

Only independent directors serve on the audit committee, the compensation committee, and the nominating and corporate governance committee, which we believe provides strong independent leadership and oversight for each of these committees. As a result of the board of directors’ committee system and the existence of a majority of independent directors on the board of directors, the board of directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs.

Risk Oversight of the Board of Directors

One of the key functions of the board of directors is informed oversight of our risk management process. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our Company. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. Our board of directors and its committees consider specific risk topics, including, but not limited to, risks associated with our strategic plan, business operations, capital structure, information technology, data privacy and cybersecurity. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the board of directors as quickly as possible.

Our audit committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our Company’s guidelines and policies with respect to financial risk management and financial risk assessment, including our Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures. Areas of focus for the audit committee include our Company’s policies and other matters relating to our investments, cash management and foreign exchange management, major financial risk exposures, the adequacy and effectiveness of our information security policies and practices, cybersecurity and the internal controls regarding information security, and the steps taken by management to monitor and mitigate or otherwise control these exposures and to identify future risks. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

In connection with its reviews of the operations and corporate functions of our Company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our Company’s business strategies as part of its consideration of undertaking any such business strategies. While the board of directors and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the board of directors and its committees on such matters.

Board Committees

Our board of directors has established the following standing committees of the board of directors: audit committee, compensation committee, and nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

The current members of our audit committee are Mr. de Masi, Mr. Singh and Mr. You. Mr. You is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of the NYSE, and also meets the financial literacy requirements of the listing standards of the NYSE. Our board of directors has determined that Mr. Singh and Mr. You are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:

•	selecting, retaining, compensating, evaluating, overseeing and, where appropriate, terminating our independent registered public accounting firm;

•	reviewing plans for the audit and reviewing and approving audit and non-audit services to be performed by the independent auditor or other registered public accounting firms;

•	evaluating the independence and qualifications of our independent registered public accounting firm;

•	reviewing our financial statements, and discussing with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;

•	reviewing and discussing with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;

•	discussing with management our procedures regarding the presentation of our financial information, and reviewing earnings press releases and guidance;

•	discussing with our internal audit function the adequacy and effectiveness of our Company’s scope, staffing, and general audit approach;

•	reviewing and approving related party transactions;

•	reviewing and monitoring compliance with our code of business conduct and ethics;

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overseeing procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

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providing oversight of cybersecurity matters and receiving regular cybersecurity reports from members of management, including updates on potential cybersecurity risks and mitigation strategies, information security initiatives and assessments of our cybersecurity program; and

•	overseeing our legal and regulatory compliance, including risk assessment.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the Securities and Exchange Commission, or the SEC, and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at investors.ionq.com. During 2023, our audit committee held seven meetings.

Compensation Committee

The current members of our compensation committee are Dr. Barratt, Ms. Chou and Mr. You. Ms. Chou is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of the NYSE. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

•	reviewing and making recommendations to our board of directors regarding the compensation for our chief executive officer;

•	reviewing and approving the compensation for our other executive officers;

•	reviewing, approving and administering our employee benefit and equity incentive plans;

•	overseeing our compensation plans and programs with a goal to attract, incentivize, retain and reward management and employees;

•	approving or making recommendations to our board of directors regarding the creation or revision of any clawback policy; and

•	making recommendations to our board of directors regarding non-employee director compensation.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at investors.ionq.com. During 2023, our compensation committee held ten meetings.

Nominating and Corporate Governance Committee

The current members of our nominating and corporate governance committee are Mr. de Masi, Mr. Singh and Ms. Thomas. Mr. de Masi is the chairperson of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of the NYSE. Our nominating and corporate governance committee is responsible for, among other things:

•	reviewing and assessing and making recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of members of our board of directors;

•	identifying, evaluating, and making recommendations to our board of directors regarding nominees for election to our board of directors;

•	reviewing our succession planning process for our executive officers;

•	overseeing our board of directors’ committee structure and operations;

•	reviewing and making recommendations to our board of directors regarding our corporate governance guidelines and corporate governance framework;

•	overseeing the evaluation of the performance of our board of directors and its committees; and

•	making recommendations to our board of directors regarding processes for stockholder communications with the non-management members of our board of directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at investors.ionq.com. During 2023, our nominating and corporate governance committee held seven meetings.

Attendance at Board and Stockholder Meetings

During our fiscal year ended December 31, 2023, our board of directors held ten meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. All of our directors other than Robert Cardillo, William Scannell and Wendy Thomas attended our 2023 annual meeting of stockholders. Robert Cardillo and William Scannell were not members of our board of directors at the time of our 2023 annual meeting of stockholders.

Executive Sessions of Non-Employee Directors

To encourage and enhance communication among non-employee directors, and as required under applicable NYSE rules, our corporate governance guidelines provide that our non-employee independent directors will meet in executive sessions without management present on a periodic basis.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Dr. Barratt, Ms. Chou, and Mr. You. Mr. You was appointed to the compensation committee on July 26, 2023. Ronald Bernal was a member of the compensation committee until his resignation from the board of directors, effective September 29, 2023. Mr. de Masi was a member of the compensation committee until he rotated off the compensation committee on November 3, 2023. None of the members of our compensation committee, or anyone who served as a member of our compensation committee in 2023, is or has been an officer or employee of our Company, other than individuals who served as officers of our predecessor company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board of directors has not established minimum qualifications for members of our board of directors, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business experience and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board of directors. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board of directors should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences.

If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board of directors or management. In 2023, we paid a third-party search firm to assist in identifying candidates to join our board of directors.

After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board of directors.

Stockholder Recommendations and Nominations to our Board of Directors

Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable Company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and corporate governance guidelines and other applicable policies and the director nominee criteria described above.

A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our Corporate Secretary at IonQ, Inc., 4505 Campus Drive, College Park, Maryland 20740, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, age, home and business contact information, the principal occupation or employment of such nominee, relevant qualifications, a written consent from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Our amended and restated bylaws contain a full description of the information required to be included in a stockholder’s notice. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our Corporate Secretary at the address above. To be timely for our 2025 annual meeting of stockholders, nominations must be received by our Corporate Secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2025 Annual Meeting.”

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our Corporate Secretary by mail to our principal executive offices at IonQ, Inc., 4505 Campus Drive, College Park, Maryland 20740, Attn: Corporate Secretary. Our Corporate Secretary, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board of directors to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board of directors or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Corporate Secretary will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board of directors or the lead independent director (if one is appointed). These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Incentive Compensation Recoupment Policy

The IonQ, Inc. Incentive Compensation Recoupment Policy is our comprehensive policy on recoupment of compensation. The policy complies with Section 10D of the Exchange Act and NYSE listing standards. This policy covers all individuals who are or were ever designated as an “officer” by the board of directors in accordance with Exchange Act Rule 16a-1(f). Under this policy, in the event of a financial restatement (whether or not this involves misconduct on the part of the covered individual) or a recalculation of a financial metric affecting an award, we have a requirement to recover from any covered individual annual incentive payments and gains realized from vested long-term incentive awards. The full text of our Incentive Compensation Recoupment Policy may be obtained by accessing our filings on the SEC’s website at www.sec.gov.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at investors.ionq.com. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Policy on Hedging and Pledging

Our board of directors has adopted an insider trading policy, which prohibits hedging or monetization transactions with respect to our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our common stock, which include publicly traded call and put options, engaging in short selling of our common stock, purchasing our common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan.

PROPOSAL NO. 1:

ELECTION OF CLASS III DIRECTORS

Our board of directors currently consists of ten directors and is divided into three classes with staggered three-year terms. At the Annual Meeting, two Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Peter Chapman and William Scannell as nominees for election as Class III directors at the Annual Meeting. If elected, each of Mr. Chapman and Mr. Scannell will serve as a Class III director until the 2027 annual meeting of stockholders and his respective successor is elected and qualified or until his earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

Mr. Chapman and Mr. Scannell have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.

Vote Required

Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly referred to as the “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay Vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay Vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis”, which provides an overview of our executive compensation program and its elements, objectives and rationale.

We are asking our stockholders to approve the compensation of our named executive officers as described in this proxy statement by voting for the following non-binding resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables and the narrative discussion.”

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER

ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on our named executive officer compensation, such as the proposal contained in Proposal No. 2 of this proxy statement. In particular, we are asking our stockholders to indicate whether they would prefer an advisory vote on named executive officer compensation every one year, every two years or every three years.

After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every ONE year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices.

Vote Required

The choice of frequency, whether one year, two years or three years, that receives the most votes at the Annual Meeting will be considered to be the preferred frequency of our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future Say-on-Pay Votes.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2024. Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2023.

At the Annual Meeting, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Our audit committee is submitting the appointment of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Ernst & Young LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our Company and our stockholders. If our stockholders do not ratify the appointment of Ernst & Young LLP , then our audit committee may reconsider the appointment. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for our fiscal years ended December 31, 2023 and 2022.

	2023	2022
Audit Fees(1)	$1,196,007	$698,885
Audit-Related Fees(2)	—	16,925
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,196,007	$715,810

(1)

“Audit Fees” for 2023 consisted of fees billed for professional services rendered for the integrated audit of IonQ, Inc.’s 2023 consolidated financial statements, the reviews of the 2023 interim condensed consolidated financial statements, and audit services provided in connection with other regulatory filings. Audit Fees for 2022 consisted of fees billed for professional services rendered for the audit of IonQ, Inc.’s 2022 consolidated financial statements, the reviews of 2022 interim condensed consolidated financial statements, and audit services provided in connection with other regulatory filings.

(2)

“Audit-Related Fees” include fees for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For 2022, “Audit-Related Fees” consisted of professional services related to internal control assessment services.

Auditor Independence

In 2023, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Pre-Approval Policies and Procedures

Our audit committee approves all audit services and pre-approves all non-audit services provided by Ernst & Young LLP before it is engaged by us to render non-audit services to ensure that the provision of these services does not impair the auditor’s independence. These services may include audit-related services, tax services and other non-audit services.

The pre-approval requirement set forth above does not apply with respect to non-audit services if:

•	all such services do not, in the aggregate, amount to more than 5% of the total fees paid by us to Ernst & Young LLP during the fiscal year in which the services are provided;

•	such services were not recognized as non-audit services at the time of the relevant engagement; and

•	such services are promptly brought to the attention of and approved by the audit committee (or its delegate) prior to the completion of the annual audit.

The audit committee elected to delegate pre-approval authority to the chair of the audit committee to approve any one or more individual permitted non-audit services. The chair will report any pre-approval  granted at the next meeting of the audit committee.

Vote Required

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2024.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the NYSE listing standards and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to IonQ’s financial reporting process, IonQ’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing IonQ’s consolidated financial statements. IonQ’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of IonQ’s consolidated financial statements and internal controls over financial reporting and expressing an opinion on the conformity of IonQ’s consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of IonQ’s internal controls over financial reporting. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare IonQ’s consolidated financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP;

•	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and

•

received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in IonQ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Harry You (Chair)

Niccolo de Masi

Inder M. Singh

This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by IonQ under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent IonQ specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers as of April 15, 2024.

Name	Age	Position
Peter Chapman	63	President and Chief Executive Officer
Rima Alameddine	58	Chief Revenue Officer
Thomas Kramer	53	Chief Financial Officer

Peter Chapman. See Mr. Chapman’s biography above in the section titled “Board of Directors and Corporate Governance.”

Rima Alameddine has served as our Chief Revenue Officer since December 2022. Previously, Ms. Alameddine served as the Vice President, Enterprise Sales, Healthcare, Life Science and Manufacturing, Americas, of NVIDIA Corporation, a publicly traded company, from November 2018 to December 2022. From July 2016 to October 2018, Ms. Alameddine served as the Vice President, Enterprise Sales, East and Central United States, of NVIDIA. Prior to this, between September 1998 and July 2016, Ms. Alameddine served in various roles at Cisco Systems, Inc., a publicly traded company, including Director, Enterprise Sales, New York from August 2012 to 2016 and Director, Enterprise Sales, Financial Services, from November 2010 to July 2012. Ms. Alameddine holds an M.S. in computer engineering and a B.S. in computer and communications engineering from Syracuse University and the American University of Beirut, respectively.

Thomas Kramer has served as our Chief Financial Officer since the closing of the business combination in September 2021, and as our Corporate Secretary from September 2021 to March 2022 and October 2023 to March 2024. Mr. Kramer served as legacy IonQ’s Chief Financial Officer from February 2021 to September 2021. From February 2017 to February 2021, Mr. Kramer served as Managing Director of Remarque Advisory. From November 2011 to October 2016, Mr. Kramer also served as Chief Financial Officer of Opower, Inc., a cloud-based enterprise software company in the utilities space. From 2000 to 2011, Mr. Kramer served as Chief Financial Officer of Cvent, Inc., a cloud-based enterprise software company in the event-management space. From 1998 to 2000, Mr. Kramer served as a consultant at the Boston Consulting Group. Mr. Kramer holds an M.B.A. from Harvard Business School and an M.S. in economics from the Norwegian School of Economics.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation provided to those individuals who are our named executive officers for our fiscal year ended December 31, 2023 (our “Named Executive Officers” or “NEOs”) is set forth in detail in the fiscal 2023 Summary Compensation Table and the other tables that follow this Compensation Discussion and Analysis. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide to our NEOs. In addition, we explain how and why the compensation committee of our board of directors arrived at the specific compensation policies and decisions for our NEOs. The following are the individuals who served as our NEOs for fiscal 2023:

•	Peter Chapman, our President and Chief Executive Officer;

•	Thomas Kramer, our Chief Financial Officer;

•	Rima Alameddine, our Chief Revenue Officer;

•	Jungsang Kim, our former Chief Technology Officer; and

•	Christopher Monroe, our former Chief Scientist.

Our board of directors has delegated to the compensation committee authority and responsibility for establishing and overseeing salaries, incentive compensation programs, and other forms of compensation for our executive officers, general remuneration policies for the balance of our employee population, and for overseeing and administering our equity incentive and benefits plans.

The following compensation governance standards in our executive compensation policies and practices are currently in effect:

What We Do		What We Do Not Do
✓	Annual Review. We perform annual reviews of our executive compensation program.	×	No Executive-Only Retirement Programs. We do not offer pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers, other than the plans available to all employees.

✓	Performance-Based Equity. In 2023, we continued to use performance-based equity as a significant part of our compensation program for our NEOs.	×	No Excise Tax Gross-Ups. We do not offer golden parachute tax gross-ups to any of our NEOs or other executive officers.

✓	Independence. Our compensation committee is composed solely of independent directors and makes all executive compensation decisions.	×	No “Single-Trigger” Benefits and Limited “Double-Trigger” Benefits. Potential change in control payments and benefits are limited in nature and are received only in connection with the termination of employment without cause or for good reason in connection with or following a change in control.

✓	Compensation Consultant. Our compensation committee engages its own independent compensation consultant to assist with its compensation reviews.	×	No timing grant to release of material non-public information. We do not have a policy or practice to time equity awards to the release of material non-public information.

What We Do		What We Do Not Do
✓	Incentive Compensation Recoupment Policy. In the event of a financial restatement (whether or not this involves misconduct on the part of the covered individual) or a recalculation of a financial metric affecting an award, we have a requirement to recover from our executive officers annual incentive payments and gains realized from vested long-term incentive awards.

Overview

Fiscal 2023 Business Highlights

Our executive compensation program is designed to align the compensation of our executives with our operating and financial performance to create value for our stockholders. Accordingly, you should consider our executive compensation decisions in the context of our financial and operational performance during fiscal 2023, including:

1)

Achievement of #AQ29 and #AQ35, seven and twelve months ahead of schedule, respectively. Algorithmic qubits (#AQ) represent the total number of qubits that can be used to perform a quantum computational task that involves entangling gate operations in a list of quantum algorithms that reflect representative real-world use cases of a quantum computer. #AQ29 and #AQ35 represent key milestones on our #AQ technical roadmap.

2)	Achievement of readiness to begin manufacturing and start production of the Forte Enterprise system.

3)	Achievement of $65.1 million in bookings for fiscal year 2023, representing more than 60% above our annual guidance.

Fiscal 2023 Executive Compensation Highlights

As reflected in our general compensation philosophy and objectives, our executive compensation program is intended to reward performance, attract and retain key personnel, and increase stockholder value. Our fiscal 2023 executive compensation program was intended to reward performance against our financial and key business objectives and incentivize successful performance in these areas. Accordingly, our key executive compensation actions in fiscal 2023 advanced these objectives:

•	Competitive Base Salaries—We provided our NEOs with base salary levels that are competitive in the marketplace.

•

Annual Bonuses Reflecting Pay for Performance—A significant portion of compensation paid to our NEOs consists of performance-based annual bonuses that were only earned based on our achievement of our corporate goals.

•

Equity Awards Promoting Our Stockholders’ Interests—Equity incentives constituted a significant majority of compensation paid to NEOs in 2023. Equity incentives align the interests of executives with those of our stockholders. For fiscal 2023, we provided equity compensation to our NEOs in a mix of performance-based and time-based equity awards. In particular, in August 2023, we granted special four-year front-loaded performance-based restricted stock unit (PSU) awards to our NEOs (other than Mr. Chapman, who requested we reallocate any potential awards to the Company’s other executive officers and employees), which were intended to provide two-thirds of the regular annual equity grant value through December 31, 2026, as explained in more detail below in the section titled “—Executive Compensation Program Components—Equity Compensation.”

Effect of Most Recent Stockholder Advisory Vote on Executive Compensation

At our 2024 Annual Meeting, for the first time, we will be conducting a non-binding stockholder advisory vote on the compensation of our NEOs (commonly known as a “Say-on-Pay Vote”) and a non-binding advisory vote on the frequency of future Say-on-Pay Votes (commonly known as a “Say-When-on-Pay Vote”). See Proposals No. 2 and 3 in this proxy statement.

We value the opinions of our stockholders. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations. Our compensation committee will consider the outcome of any future Say-on-Pay Vote, as well as feedback received throughout the year, when making compensation decisions for our NEOs.

Executive Compensation Philosophy and Objectives

We believe that a fundamental measure of our success will be the stockholder value we create as a direct result of our ability to bring quantum advantage to applications across a wide range of industries over the medium to long term.

Our ability to deliver on the promise of quantum computing largely depends on our ability to attract, retain, and motivate the most qualified and talented people to operate our Company. It also relies on our ability to execute with the highest velocity, accelerate our technical and financial roadmaps, and take advantage of our current capital position, putting every dollar to work in the most effective way.

Our executive compensation philosophy is founded on the following principles:

•	Connect compensation to technical roadmap progression and financial measures that correlate strongly with total stockholder returns;

•	Balance short-term financial results with long-term strategic objectives;

•	Leverage equity over cash in order to responsibly preserve our cash balance;

•	Reward achievement of challenging corporate objectives and exceeding performance measures, without encouraging inappropriate risk-taking;

•	Provide competitive pay packages capable of attracting and retaining top talent, sometimes from larger, well-established technology companies; and

•	Significantly reward extraordinary results and performance.

These are the guiding principles used in our executive compensation plan design.

Compensation Program Design

Our executive compensation program for fiscal 2023 reflected our stage of development as a growing publicly traded company. Accordingly, the compensation of our NEOs consisted of base salary, a short-term incentive compensation opportunity payable in a mix of cash and equity, long-term equity compensation, and certain employee health and welfare benefits.

We offer cash compensation in the form of base salaries and cash incentive compensation opportunities with an annual payment component. Typically, we have structured our annual cash incentive compensation opportunities to focus on the achievement of specific short-term financial and operational objectives that will further our longer-term growth objectives.

Additionally, equity awards for shares of our common stock serve as a key component of our executive compensation program. For 2023, we granted a mix of (i) performance-based restricted stock units (“PRSUs”) (which become eligible to vest only if the threshold performance is achieved) to our NEOs other than our President and Chief Executive Officer and (ii) restricted stock units (“RSUs”) (which provide certain value to recipients and limit dilution to our stockholders) to our NEOs other than our President and Chief Executive Officer and our Chief

Revenue Officer. In the future, we may introduce other forms of equity awards, as we deem appropriate, into our executive compensation program to offer our NEOs additional types of long-term incentive compensation that further the objective of aligning the recipient’s interests with those of our stockholders.

Finally, we offer executives standard health and welfare benefits that are available to our other employees, including medical, dental, vision, flexible spending accounts, life insurance and 401(k) plans.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation or between cash and non-cash compensation, although we use competitive market data and peer group comparisons to understand the competitive market framework for pay mix. Within this overall framework, our compensation committee reviews each component of executive compensation separately, and also takes into consideration the value of each NEO’s compensation package as a whole and its relative value in comparison to our other NEOs.

Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require, and reviews executive compensation at least annually. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to us if we were required to find a replacement for a key executive officer.

Compensation-Setting Process

Role of Our Compensation Committee

Compensation decisions for our executives are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies, and practices for our NEOs and overseeing and administering our cash-based and equity-based compensation plans.

For fiscal 2023, our compensation committee, after consulting with our management team and its compensation consultant, established our corporate performance objectives and made decisions with respect to any base salary adjustment, and approved the corporate performance objectives and target annual cash incentive compensation opportunities and equity awards for our executive officers, including our NEOs, for the upcoming fiscal year.

Our compensation committee reviews our executive compensation program from time to time, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our President and Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, and Chief People Officer. Typically, our management team (together with our compensation consultant) assists our compensation committee in the execution of its responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Except with respect to his own compensation, our President and Chief Executive Officer will make recommendations to our compensation committee regarding compensation matters, including the compensation of our executive officers. Our President and Chief Executive Officer also participates in meetings of our compensation committee, except with respect to discussions involving his own compensation in which case he leaves the meeting.

While our compensation committee solicits the recommendations and proposals of our President and Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.

Role of Compensation Consultant

Our compensation committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties.

To assist us in executing our executive compensation strategy and guiding principles, assessing current executive total compensation levels against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for fiscal 2023, our compensation committee engaged Compensia, a national compensation consulting firm, from April, 2022, to May, 2023, and Meridian Compensation Partners, a national compensation consulting firm (“Meridian”), from May, 2023, to the present. Our compensation committee provided Compensia and Meridian with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the compensation committee instructed Compensia and Meridian to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to market comparables. The compensation committee further instructed Compensia and Meridian to evaluate the following components to assist the compensation committee in establishing fiscal 2023 compensation: base salary; target and actual annual incentive compensation; target and actual total cash compensation (base salary and annual incentive compensation); long-term incentive compensation (equity awards); target and actual total direct compensation (base salary, annual incentive compensation and long-term incentive compensation); and beneficial ownership of our common stock.

Neither Compensia nor Meridian provides any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Compensia and Meridian, taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NYSE listing standards, and has concluded that no conflict of interest exists with respect to the work that Compensia performed, and that Meridian performed and performs, for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, Compensia and Meridian analyzed market data for the compensation peer group approved by our compensation committee.

Competitive Positioning

In fiscal 2023, our compensation committee continued to compare and analyze our executive compensation program with that of a formal compensation peer group of companies.

With respect to fiscal 2023 executive compensation decisions, our compensation committee used a peer group approved in fiscal 2022 that considered the following criteria: (i) U.S.-based, publicly-traded, technology companies, with a focus on U.S.-based hardware, software, semiconductor, and IT services companies; (ii) companies with revenues under $200 million; (iii) companies with a market capitalization generally between $600 million and $6 billion, based on IonQ’s average market valuation of approximately $2.5 billion; and (iv) companies with positive revenue growth, with a preference for companies at or above 10% annual revenue growth. As a result, the following group was our executive compensation peer group for fiscal 2023 compensatory decisions:

Executive Compensation Peer Group for Fiscal 2023

A10 Networks	ACM Research	Ambarella	Appian
BigCommerce	Desktop Metal	Domo	Impinj
Jamf	MaxLinear	Model N	nLight
Onto Innovation	PDF Solutions	Ping Identity	Repay
SiTime	Sprout Social	Sumo Logic	Telos
Tenable

We positioned, generally, with companies with revenue below $200 million and with market capitalization between $600 million and $6 billion.

Additionally, for fiscal 2023, Compensia provided our compensation committee with an analysis of market data from the Radford Compensation Database reflecting public technology companies with annual revenues between $50 million and $500 million.

However, our compensation committee does not benchmark with respect to any particular element of compensation.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards were determined for fiscal 2023.

Base Salary

Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our NEOs for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent.

Our compensation committee reviews the base salaries of each NEO at least annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a NEO’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions. We typically establish the initial base salary of a NEO through arm’s-length negotiation at the time, after taking into consideration his or her position, qualifications, experience, salary expectations, and the base salaries of our other executives. Our compensation committee considered compensation earned by Drs. Kim and Monroe in connection with their employment duties at Duke University.

For fiscal 2023, our compensation committee determined to implement increases to the base salaries of Mr. Chapman, Mr. Kramer, and Dr. Kim to ensure the competitiveness of our compensation program, which generally results in our base salaries falling in the market median based on the Radford Compensation Database. The compensation committee determined that no base salary increase was needed for Ms. Alameddine, as her base salary had recently been negotiated and was in line with market practices, nor Dr. Monroe, as the compensation committee determined that his salary level was appropriate for 2023 when considered together with compensation from Duke University.

Our NEOs’ base salaries for fiscal 2023 were as follows:

Named Executive Officer	Base Salary Effective Pre-April 1, 2023	Base Salary Effective April 1, 2023
Peter Chapman	$410,000	$505,000
Thomas Kramer	$288,000	$400,000
Rima Alameddine	$400,000	$400,000
Jungsang Kim	$350,000	$364,000
Christopher Monroe	$200,000	$200,000

Annual Incentive Compensation; 2023 Bonus Plan

Our annual incentive compensation program focuses on incentivizing and rewarding achievement of a select set of the most business-critical Company goals and metrics and which are shorter-term in nature and usually aligned to the fiscal year, using an Objectives and Key Results (“OKR”) framework.

Each year the executive team proposes a set of the most critical Company OKRs, suggests a weighting for each goal and obtains the compensation committee’s agreement. This set of OKRs will include committed OKRs, which are binary—the metric must be met to contribute the full weighted amount of bonus to the pool. There will also be aspirational OKRs which contribute to the final bonus pool and will be measured on a prorated basis of success once the metric of the committed goal is met. The compensation committee will advise and approve the final list of objectives and weighting each year.

The structure of our 2023 annual incentive compensation program was a mix of cash and RSUs, which vested immediately, earned from 0-2x percent-of-salary target amounts for achievement of OKRs that drive stockholder value creation. Penalty for underachievement and reward for overachievement is moderate to mitigate compensation-related risk and focus on our resilience and sustainability over time. All executives are measured based on Company OKR results.

In May 2023, our compensation committee set the terms and conditions of our annual cash bonus program for fiscal 2023 (the “2023 Bonus Plan”). It provided that our NEOs were eligible to earn 100% of their target bonus based on target achievement against three technical and one operational primary goal, as follows:

Primary Goal Weight	2023 Objectives and Key Results
30.0%	Achievement of an internal #AQ goal
15.0%	Rollout of internal product development and review processes
20.0%	Certain internal production goals
35.0%	Bookings

Additionally, our NEOs were able to earn up to an additional 100% of their target bonus based on overachievement of the #AQ and bookings goals. These stretch goals were designed to be difficult to achieve, and payments against such stretch goals were based on the pre-determined criteria and weighting determined in May 2023.

Additionally, our compensation committee reserved flexibility to adjust the amounts payable with respect to our NEOs based on individual performance factors.

In fiscal 2023, our NEOs were eligible to earn the following bonus amounts:

Named Executive Officer	Bonus Opportunity as Percentage of Base Salary	Primary Goal Bonus Opportunity	Stretch Goal Bonus Opportunity
Peter Chapman	100%	$505,000	$505,000
Thomas Kramer	65%	$241,800	$241,800
Rima Alameddine(1)	50%	$200,000	$200,000
Jungsang Kim	50%	$180,250	$180,250
Christopher Monroe	50%	$100,000	$100,000

(1)	Ms. Alameddine was also eligible for a sales bonus equal to 50% of her base salary, as described below.

In January 2024, our compensation committee reviewed achievement against our 2023 Bonus Plan OKRs, and determined that, with respect to our primary goals, we had achieved all of our primary OKRs (resulting in achievement of our primary bonus at 100%). Additionally, we achieved our stretch technical goal (resulting in achievement of our stretch bonus at 50%) and partially achieved our stretch financial goal (resulting in achievement of our stretch bonus of an additional 23.2%).

As a result, after adjustments, our NEOs received the following amounts under our 2023 Bonus Plan:

Named Executive Officer	Bonus Earned in 2023 ($)(1)(2)	Cash Amount Paid in 2024 ($)	RSUs Granted in 2024 (#)(1)
Peter Chapman	880,000	440,000	40,937
Thomas Kramer	420,000	210,000	19,538
Rima Alameddine	350,000	175,000	16,281
Jungsang Kim	180,000	90,000	8,373
Christopher Monroe(3)	—	—	—

(1)

Bonus amounts were earned based on a dollar amount and converted to RSUs based on the 22-day average stock price of the Company’s common stock from the day prior to the grant date. As a result, the grant date fair value of the RSUs granted as a result of performance with respect to our 2023 annual incentive program is different than the target cash amount.

(2)

The bonus amount payable to our NEOs was adjusted to reflect a number of considerations, including the NEOs’ contributions to the achievement of our performance goals and expected future contributions. Except in the case of Dr. Kim, this was an upward adjustment of 1% or less.

(3)	Dr. Monroe was not eligible for a bonus as a result of his resignation.

Sales Bonus

In addition to the annual incentive compensation described above, for 2023, Ms. Alameddine was eligible for a sales bonus of up to $200,000, based on the achievement of sales and bookings goals. Based on achievement for 2023 with respect to the bookings goal, Ms. Alameddine received a sales bonus of $200,000.

Equity Compensation

We use equity awards to incentivize and reward our executives (including our NEOs) for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executives with those of our stockholders. We may grant stock options covering shares of our common stock and full value awards for shares of our common stock, or awards without a purchase price, such as RSU awards.

New hire, or initial, equity awards for our executives are established through arm’s-length negotiations at the time the individual executive is hired. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive, competitive factors, the expectations concerning the size of the equity award, the cash compensation to be received by the executive, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In addition, we grant equity awards to our executives when our compensation committee determines that such awards are necessary or appropriate to recognize corporate and individual performance, in recognition of a promotion, or to achieve our retention objectives. To date, we have not applied a rigid formula in determining the size of these equity awards. Instead, our compensation committee has determined the size of such equity awards for an individual executive after taking into consideration market data compiled from our compensation peer group, a compensation analysis performed by AON, the equity award recommendations of our President and Chief Executive Officer, the scope of an executive’s performance, contributions, responsibilities, and experience, and the amount of equity compensation held by the executive, including the current economic value of his or her outstanding unvested equity awards and the ability of this equity to satisfy our retention objectives, market conditions, and internal equity considerations. In making its award decisions, our compensation committee has exercised its judgment and discretion to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. Equity awards to our NEOs typically have four year vesting periods.

For fiscal 2023, in August 2023 our compensation committee provided equity compensation to our NEOs in a mix of RSUs, and special four-year front-loaded performance PSUs other than our President and Chief Executive Officer. The compensation committee recommended PSU and RSU awards for Mr. Chapman, however, Mr. Chapman requested that the awards not be granted. Given Mr. Chapman’s existing equity position, Mr. Chapman asked that new awards that would otherwise have been allocated to him be reserved for distribution to existing employees and new hires to increase the size of those awards to help recruitment and retention efforts to attract top-level talent to the Company.

The PSU awards were designed following detailed and extensive analysis conducted by the compensation committee’s independent compensation consultant under the compensation committee’s direction. The PSUs are subject to both time- and performance-based vesting requirements and are designed to:

•	align interests of the Company’s executives and key employees with those of its long-term stockholders and encourage their continued employment with the Company;

•	reward exceptional stockholder value creation over the PSU Performance Period (as defined below); and

•	support the achievement of the next phase of the Company’s strategic plan.

For 2023, each PSU award represents two-thirds of the annual target long-term incentive (“LTI”) opportunity and the RSU award represents one-third of the annual target LTI opportunity. The PSU awards were structured as a partial four-year front load (i.e., the PSUs granted are intended to cover planned performance-based equity award grants for 2023 through 2026 (the “PSU Performance Period”)). Accordingly, the participants will only be eligible to receive annual time-based RSU awards equal to one-third of the annual target LTI opportunity for each year during the PSU Performance Period.

The PSUs provide the opportunity for participants to receive shares of Company common stock based on performance aggregated over the PSU Performance Period with respect to certain technical and financial goals, each of which represent 50% of the target PSU opportunity, and a stock price hurdle requirement. In the event our 60-trading day average closing price per share of the common stock does not equal or exceed a pre-defined share price at the end of the PSU Performance Period, the maximum PSU opportunity shall be limited to target (100%) performance. Achievement could range from 0% to 300% of the target number of PSUs offered to the participant. Each PSU granted represents the right to receive one share of common stock based on target performance, but the ultimate number of shares of common stock earned with respect to a participant’s PSUs will be determined as of the completion of the PSU Performance Period. The PSU Performance Period will end on December 31, 2026, unless the maximum performance goals are achieved during the first three years of the PSU Performance Period which would accelerate the PSU Performance Period end date to December 31, 2025. There will be no other progress performance vesting during the PSU Performance Period.

Pursuant to the PSU award agreement and the 2021 Equity Incentive Plan (the “2021 Plan”), the PSUs will continue to be outstanding and may vest for so long as the recipient is in Continuous Service as an employee of the Company (and any successor) or an Affiliate generally through completion of the PSU Performance Period. The following provisions further apply to the PSUs in the circumstances described below:

•

Voluntary Termination or Retirement. Upon a participant’s voluntary termination or retirement from the Company prior to the performance certification date following completion of the PSU Performance Period, all PSUs will be forfeited.

•

Involuntary Termination. If the participant’s employment with the Company is terminated by the Company without “Cause” or as a result of the participant’s resignation from the Company for “Good Reason” (each as defined in the applicable PSU award agreement and such termination, an “Involuntary Termination”), the number of PSUs vesting will be measured as of the termination date, based on target (100%) performance if the Involuntary Termination occurs in the first three years of the PSU Performance Period or based on projected performance achievement if the Involuntary Termination occurs in the fourth year of the PSU Performance Period, prorated for months worked as a fraction of 48 months for a participant employed on or before January 1, 2023, or the number of months from the later employment date to December 31, 2026, for a participant employed after January 1, 2023. Satisfaction of the stock price hurdle will be assessed based on the 60-trading day average closing price per share of the common stock for the period ending on the termination date. Any unearned PSUs will be forfeited.

•

Change in Control. In the case of a change-in control of the Company as defined in the 2021 Plan (a “CIC”) where (i) the PSUs are not assumed or (ii) if the PSUs are assumed and an Involuntary Termination occurs within 12 months of a CIC, the number of PSUs vesting will be determined based on projected performance achievement and satisfaction of the stock price hurdle which will be assessed based on the 60-trading day average closing price per share of the common stock for the period ending on and including the effective date of the CIC or, in the case of an Involuntary Termination following a CIC, the applicable termination date, and in either case will be prorated for months worked as a fraction of 48 months for a participant employed on or before January 1, 2023, or the number of months from the later employment date to December 31, 2026, for a participant employed after January 1, 2023. Any unearned PSUs will be forfeited.

•	Death or Disability. In the case of the participant’s death or disability, the PSUs will remain outstanding and may be earned during the performance term.

Our compensation committee determined that the equity grants, including the unvested outstanding equity incentives held by our President and Chief Executive Officer and Chief Revenue Officer, provided appropriate incentives to retain and motivate our NEOs and help to achieve success in our business, and that this mix would best incentivize our NEOs to drive stockholder value creation, while also satisfying the need to deliver certain value to our NEOs.

In determining the size of awards to our NEOs, our compensation committee considered market compensation data from our peer group, the unvested equity held by each of these NEOs and the NEO’s expected future contributions to the Company and towards growing stockholder value. The awards granted to our NEOs are set forth in the table below:

Named Executive Officer	Target Grant Value ($)	Performance- Based RSUs (#)	Time- Based RSUs (#)
Peter Chapman	—	—	—
Thomas Kramer	2,750,000	458,880	57,360
Rima Alameddine(1)	2,000,000	333,731	—
Jungsang Kim	3,000,000	500,597	62,574
Christopher Monroe	2,000,000	333,731	41,716

(1)	Ms. Alameddine received a new hire RSU award in connection with the commencement of her employment with the Company in December 2022 and, accordingly, did not receive an additional RSU award.

Welfare and Other Employee Benefits

Our NEOs are eligible to participate in our employee benefit plans, including medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other full-time employees. Part-time employees are not eligible to participate in our employee benefit plans.

Our NEOs are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. We currently make matching contributions into the 401(k) plan on behalf of participants equal to 100% of participant contributions up to 5% of their compensation, subject to the IRS maximum. Participants are always vested in their contributions to the plan. Participants vest in their Company matching and nonelective contributions under a two-year graded vesting schedule. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Perquisites and Other Personal Benefits

We generally do not provide perquisites or personal benefits to our NEOs, except in limited circumstances.

Executive Officer Employment Arrangements

Employment Arrangements

Each of our NEOs is an at-will employee with certain rights to advance notice prior to termination as provided under the Change in Control Severance Plan. Each NEO is eligible to participate in the Change in Control Severance Plan under the terms and conditions of such plan. See the section below titled “—Change in Control Severance Plan” for additional information.

Peter Chapman

In September 2021, we entered into an amended and restated offer letter agreement with Mr. Chapman which governs the current terms of his employment as our President and Chief Executive Officer. Mr. Chapman’s annual base salary for fiscal 2023 was $505,000, effective April 1, 2023, increased from $410,000. Mr. Chapman is eligible to participate in any bonus plan that may be established for executive officers and is also eligible for reimbursement of business expenses and to participate in our standard employee benefit plans and programs.

Thomas Kramer

In September 2021, we entered into an amended and restated offer letter agreement with Mr. Kramer which governs the current terms of his employment as our Chief Financial Officer. Mr. Kramer’s annual base salary for fiscal 2023 was $400,000, effective April 1, 2023, increased from $288,000. Mr. Kramer is eligible to participate in any bonus plan that may be established for executive officers and is also eligible for reimbursement of business expenses and to participate in our standard employee benefit plans and programs.

Rima Alameddine

In December 2022, we entered into an offer letter agreement with Ms. Alameddine that established an employment relationship and governs the current terms of her employment as our Chief Revenue Officer.

Ms. Alameddine’s annual base salary for fiscal 2023 was $400,000. Ms. Alameddine is eligible to participate in any bonus plan that may be established for executive officers and is also eligible for reimbursement of business expenses and to participate in our standard employee benefit plans and programs.

Jungsang Kim

In September 2021, we entered into an amended and restated offer letter agreement with Dr. Kim that established an employment relationship and governed the terms of his employment as our Chief Technology Officer. Dr. Kim’s annual base salary for fiscal 2023 was $364,000, effective April 1, 2023, increased from $350,000. Dr. Kim voluntarily resigned as our Chief Technology Officer effective March 31, 2024, and received no severance. In connection with his resignation, his PSU award granted in August 2023 was forfeited entirely.

Christopher Monroe

In September 2021, we entered into an amended and restated offer letter agreement with Dr. Monroe that established an employment relationship and governed the terms of his employment as our Chief Scientist. Dr. Monroe’s annual base salary for fiscal 2023 was $200,000. Dr. Monroe voluntarily resigned as our Chief Scientist effective November 1, 2023, and received no severance. In connection with his resignation, all of his unvested equity awards were forfeited entirely.

Change in Control Severance Plan

Each of our executive officers, including the NEOs, (in the case of Dr. Kim, prior to his resignation) is eligible to receive severance benefits under the terms of the IonQ, Inc. Change in Control Severance Plan. The Change in Control Severance Plan provides for severance benefits upon a “covered termination” that occurs outside of or during a “change in control period” (each as described below).

Upon a covered termination that occurs outside of the period beginning on the effective date of a change in control (as defined in our 2021 Plan and ending on the first anniversary thereof (the “change in control period”), each participant will be entitled to (1) a payment equal to the participant’s base salary for a period of months (12 months for Mr. Chapman; 6 months for Mr. Kramer, and Ms. Alameddine) less applicable tax withholdings to be paid in equal installments on our regular payroll schedule or in a lump sum, as we determine, and in compliance with Section 409A of the Code, and (2) payment of continued group health benefits for a period of time matching the applicable severance term.

Upon a covered termination that occurs during a change in control period, participants will be entitled to (1) a payment equal to the participant’s base salary for a period of months (12 months for Mr. Chapman, Mr. Kramer, and Ms. Alameddine) less applicable tax withholdings to be paid in equal installments on the Company’s regular payroll schedule or in a lump sum, as we determine, and in compliance with Section 409A of the Code; (2) a payment equal to a multiple of the participant’s target annual bonus (100% for Mr. Chapman, Mr. Kramer, and Ms. Alameddine) less applicable tax withholdings to be paid in equal installments on our regular payroll schedule or in a lump sum, as we determine, and in compliance with Section 409A of the Code; (3) payment of continued group health benefits; and (4) full accelerated vesting of all outstanding equity awards subject to time-based vesting.

All severance benefits under the Change in Control Severance Plan are subject to certain rights to advance notice prior to termination and the participant’s execution of an effective release of claims in favor of us and compliance with the terms of any confidential information, proprietary information and inventions agreement and any other agreement between the participant and IonQ. For purposes of the Change in Control Severance Plan, a “covered termination” is a termination of employment by IonQ without “cause,” as defined in the Change in Control Severance Plan, or as a result of the participant’s resignation for “good reason,” as defined in the Change in Control Severance Plan, in either case, not as a result of death or disability.

Incentive Compensation Recoupment Policy

The IonQ, Inc. Incentive Compensation Recoupment Policy is our comprehensive policy on recoupment of compensation. This policy covers all individuals who are or were ever designated as an “officer” by the board of directors in accordance with Exchange Act Rule 16a-1(f). Under this policy, in the event of a financial restatement (whether or not this involves misconduct on the part of the covered individual) or a recalculation of a financial metric affecting an award, we have the right to recover from any covered individual annual incentive payments and gains realized from vested long-term incentive awards. The full text of our Incentive Compensation Recoupment Policy may be obtained by accessing our filings on the SEC’s website at www.sec.gov.

Accounting and Tax Considerations

Prior to January 1, 2018, Internal Revenue Code Section 162(m) limited the amount that we could deduct for compensation paid to our President and Chief Executive Officer and certain other highly compensated officers to $1,000,000 per person, unless the compensation was “performance-based” as defined under Section 162(m). As a result of the 2017 Tax Cuts and Jobs Act, the number of individuals covered by Section 162(m) has been expanded to include our principal financial officer and the exception for “performance-based” compensation has been eliminated. While our compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, our compensation committee intends to maintain an approach to executive compensation that is intended principally to link pay to performance.

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain traditional nonqualified deferred compensation plans, Section 409A does apply to certain change in control severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, we have designed the change in control and severance arrangements described above in a manner to avoid the application of Section 409A.

Report of the Compensation Committee

The compensation committee oversees our compensation policies, plans, and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Kathy Chou (Chair)

Craig Barratt

Harry You

This Report of the compensation committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the Report of the compensation committee by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for each of the last three completed fiscal years regarding compensation awarded to or earned by NEOs during the fiscal years indicated:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)		Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Peter Chapman	2023	481,250	—		413,054		—	440,000	4,371	(3)(4)	1,338,675
President and Chief Executive Officer	2022	380,000	368,300		4,111,806	(5)	3,606,932	—	15,250		8,482,288
	2021	350,000	—		—		—	—	14,500		364,500

Thomas Kramer	2023	372,000	—		8,229,833		—	210,000	4,300	(3)(4)	8,816,133
Chief Financial Officer	2022	244,000	225,000		1,392,808		1,180,449	—	5,417		3,047,674
	2021	175,769	—		—		17,067,337	—	8,788		17,251,894

Rima Alameddine	2023	400,000	550,000	(6)	5,357,130		—	375,000	100	(4)	6,682,230
Chief Revenue Officer	2022	30,303	50,000		3,348,000		3,279,166	—	—		6,707,469

Jungsang Kim	2023	360,500	1,000	(7)	8,847,424		—	90,000	100	(4)	9,299,024
former Chief Technology Officer	2022	315,000	115,300		1,352,779		1,180,449	—	—		2,963,528
	2021	280,000	—		—		2,973,049	—	—		3,253,049

Christopher Monroe	2023	167,424	6,300	(7)	5,841,955		—	—	—		6,015,679
former Chief Scientist

(1)

The amounts in these columns reflect the aggregate grant date fair value of the shares underlying restricted stock unit awards, performance-based restricted stock unit awards, and option awards granted in the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock-based compensation transactions. The assumptions we used in valuing these awards are described in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 28, 2024 and do not necessarily correspond to the actual economic value recognized or that may be recognized by the NEOs.

(2)

See the section titled “—Compensation Discussion and Analysis—Equity Compensation” above for a description of the material terms of the program pursuant to which this compensation was awarded. For performance-based restricted stock units, the amount reported represents the grant-date fair value based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, which yields a grant date fair value of $7,140,173 for Mr. Kramer, $5,192,854 for Ms. Alameddine, $7,789,289 for Dr. Kim, and $5,192,854 for Dr. Monroe. If maximum performance were deemed achieved for the performance-based restricted stock unit awards for which the performance conditions have been determined, the grant-date fair value of such awards would be $19,520,755 for Mr. Kramer, $14,196,917 for Ms. Alameddine, $21,295,396 for Dr. Kim, and $14,196,917 for Dr. Monroe.

(3)	Represents a 401(k) matching contribution.
(4)	Represents a $100 gift card.
(5)

This amount has been increased from the amount reflected in our 2023 proxy statement to reflect the value of RSUs granted in 2023 with respect to our annual incentive program for 2022, which were granted in May 2023. Amounts earned under our annual incentive program for 2022 were paid 100% in RSUs.

(6)	Represents Ms. Alameddine’s signing bonus that was paid pursuant to the terms of her employment agreement.
(7)	Represents a patent incentive award.

Outstanding Equity Awards at 2023 Fiscal Year End

The following table presents information regarding outstanding option and stock awards held by the NEOs as of December 31, 2023. All awards granted on or prior to September 30, 2021 were granted pursuant to the 2015 Equity Incentive Plan (the “2015 Plan”). All awards granted after September 30, 2021 were granted pursuant to the 2021 Plan.

			Option Awards(7)					Stock Awards(7)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(6)
Peter Chapman	5/17/2019	5/17/2019	7,422,162	674,743	(1)	$0.13	5/16/2029	—		—	—		—
	8/18/2022	9/10/2022	265,102	441,838	(2)	$7.63	8/17/2032	295,826	(2)	3,665,284	—		—
Thomas Kramer	2/19/2021	2/15/2021	855,578	1,170,802	(1)	$2.39	2/18/2031	—		—	—		—
	8/18/2022	9/10/2022	86,760	144,602	(2)	$7.63	8/17/2032	96,816	(2)	1,199,550	—		—
	8/15/2023	9/10/2023	—	—		—	—	50,190	(2)	621,854	—		—
	8/15/2023	1/1/2023	—	—		—	—	—		—	267,680	(3)	3,316,555
Rima Alameddine	12/5/2022	12/10/2023	259,500	778,500	(4)	$4.65	12/4/2032	540,000	(4)	6,690,600	—		—
	8/15/2023	1/1/2023	—	—		—	—	—		—	194,676	(3)	2,412,036
Jungsang Kim	11/3/2020	12/31/2020	708,485	465,566	(5)	$0.69	11/2/2030	—		—	—		—
	3/4/2021	4/30/2021	222,658	182,187	(5)	$2.39	3/3/2031	—		—	—		—
	8/18/2022	9/10/2022	86,760	144,602	(2)	$7.63	8/17/2032	96,816	(2)	1,199,550	—		—
	8/15/2023	9/10/2023	—	—		—	—	54,753	(2)	678,390	—		—
	8/15/2023	1/1/2023	—	—		—	—	—		—	292,014	(3)	3,618,053
Christopher Monroe	1/25/2019	8/27/2018	246,686	—		$0.14	1/24/2029	—		—	—		—
	11/03/2020	11/3/2020	708,485	—		$0.69	11/2/2030	—		—	—		—
	3/4/2021	3/5/2021	209,160	—		$2.39	3/3/2031	—		—	—		—
	8/18/2022	9/10/2022	40,166	—		$7.63	8/17/2032	—		—	—		—

(1)

10% of the shares of common stock underlying the option vested on the six-month anniversary of the vesting commencement date and 1/54th of the remaining shares vested or will vest on the last day of each month following the six-month anniversary of the vesting commencement date, subject to the holder remaining in continuous service with us on each vesting date.

(2)

1/16th of the shares of common stock underlying the award vested on the vesting commencement date and vested or will vest quarterly thereafter on each March 10, June 10, September 10, and December 10, subject to the holder remaining in continuous service with us on each vesting date.

(3)

The shares of common stock underlying the award vest in connection with the achievement of performance goals in the performance period ending December 31, 2026, subject to the recipient’s continuous service with us on the vesting date.

(4)

25% of the shares of common stock underlying the option or award will vest on the vesting commencement date and 1/12th of the remaining shares vested or will vest quarterly on each March 10, June 10, September 10, and December 10, thereafter, subject to the holder remaining in continuous service with us on each vesting date.

(5)

The shares of common stock underlying the option vested or shall vest 1/60th on the last day of each month commencing on the vesting commencement date, subject to the holder remaining in Continuous Service with the Company on each vesting date.

(6)

The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on the NYSE on December 29, 2023, the last trading day of the year, which was $12.39 per share.

(7)

If a NEO experiences a covered termination during a change in control period, any then outstanding unvested shares of common stock subject to this option or stock award will become vested and exercisable. See the section below titled “—Change in Control Severance Plan” for additional information.

Fiscal 2023 Grants of Plan-Based Awards

The following table presents information concerning each grant of a plan-based award made to a NEO in fiscal 2023 under any plan.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards		Estimated Future Payments Under Equity Incentive Plan Awards
Name	Grant Date	Target ($)	Maximum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Peter Chapman	(1)	252,500	505,000	252,500	505,000	—	—	—	—	—
Thomas Kramer	(1)	120,900	241,800	120,900	241,800	—	—	—	—	—
	8/15/2023	—	—	—	—	267,680	458,880	1,376,640	57,360	8,032,694
Rima Alameddine	(1)	100,000	200,000	100,000	200,000	—	—	—	—	—
	(2)	200,000	200,000	—	—	—	—	—	—	—
	8/15/2023	—	—	—	—	194,676	333,731	1,001,193	—	5,192,854
Jungsang Kim	(1)	90,125	180,250	90,125	180,250	—	—	—	—	—
	8/15/2023	—	—	—	—	292,014	500,597	1,501,791	62,574	8,762,941
Christopher Monroe	(1)	50,000	100,000	50,000	100,000	—	—	—	—
	8/15/2023	—	—	—	—	194,676	333,731	1,001,193	41,716	5,841,955

(1)

2023 Annual Incentive Plan: as described above in the section titled “—Compensation Discussion and Analysis,” for 2023, our NEOs were eligible to earn a bonus in accordance with our annual incentive plan, payable 50% in cash and 50% in RSUs.

(2)

Sales Bonus: as described above in the section titled “—Compensation Discussion and Analysis,” for 2023, Ms. Alameddine was eligible to earn a sales bonus equal to 50% of her base salary, payable 100% in cash.

Fiscal 2023 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Peter Chapman	167,194	$2,186,828
Thomas Kramer	66,490	$876,849
Rima Alameddine	180,000	$2,464,200
Jungsang Kim	63,232	$832,247
Christopher Monroe	27,410	$309,540

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our NEOs during fiscal 2023.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our NEOs during fiscal 2023.

Potential Payments Upon Termination or Change in Control

	Termination Without Cause or Resignation for Good Reason				Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control (“Double Trigger”)
Name	Salary Severance ($)	Bonus Severance ($)	Value of Continued Health Coverage ($)	Value of Accelerated Vesting ($)(1)	Salary Severance ($)	Bonus Severance ($)	Value of Continued Health Coverage ($)	Value of Accelerated Vesting ($)(1)
Peter Chapman	$505,000	$—	$19,715	$—	$505,000	$505,000	$19,715	$14,038,488
Thomas Kramer	$200,000	$—	$12,084	$1,421,381	$400,000	$260,000	$24,168	$14,927,249
Rima Alameddine	$200,000	$—	$13,261	$1,033,732	$400,000	$400,000	$26,522	$13,233,057
Jungsang Kim	$182,000	$—	$—	$1,550,599	$364,000	$182,000	$—	$10,610,729

(1)

The amounts reported in the table above reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards and stock options that would become vested on a qualifying termination. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options as of December 31, 2023, that would become vested by (ii) the difference between $12.39 (the closing market price of our common stock on NYSE on December 29, 2023) and the exercise price of such option. For the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards as of December 31, 2023, that would become vested by (ii) $12.39 (the closing market price of our common stock on NYSE on December 29, 2023).

In accordance with the terms of the PSU awards granted to our NEOs in August 2023, upon an “involuntary termination” of employment other than in connection with a “change in control” (as such terms are defined in the applicable award agreement) occurring on December 31, 2023, a pro-rated portion of the target number of PSUs will vest, subject to the applicable NEO executing a release of claims in favor of the Company. Upon an involuntary termination of employment within 12 months following a change in control, a pro-rated portion of the projected achievement of the performance metrics and satisfaction of the stock price hurdle would vest, subject to the applicable NEO executing a release of claims in favor of the Company.

DIRECTOR COMPENSATION

Cash Compensation

We maintain a non-employee director compensation policy, pursuant to which the non-executive chair receives an annual base retainer of $50,000, the lead director receives an annual base retainer of $45,000, and each other non-employee director receives an annual base retainer of $30,000. In addition, our non-employee directors receive the following cash compensation for committee services, as applicable:

•	each chair of our audit, compensation and nominating and corporate governance committees receives an additional annual retainer of $20,000, $12,000 and $8,000, respectively; and

•

each other member of our audit, compensation and nominating and corporate governance committees, other than the chair of such committee, receives an additional annual retainer of $8,000, $6,000 and $4,000, respectively.

These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the board of directors or the applicable committee. We also reimburse each of our directors for their travel expenses incurred in connection with their attendance at meetings of the board of directors and committees.

Equity Compensation

Initial Grant

Each newly appointed or elected director receives an initial grant of restricted stock units (“RSU Award”) and an option to purchase shares of common stock (“Stock Option Award”) with an aggregate fair market value as of the grant date equal to $400,000, with such value split equally between the RSU Award and Stock Option Award.

The initial grants vest over a three-year period, with one-third vesting on each anniversary of the grant date, such that the initial grants are fully vested on the third anniversary of the date of grant, subject to continuous service as a member of the board of directors through such vesting date.

Annual Grant

On the first business day following each annual stockholder meeting, each director who continues to serve as a non-employee member of the board of directors following such annual meeting of stockholders (excluding any Eligible Director who is first appointed or elected by the board of directors at the annual meeting of stockholders) will be granted an RSU Award and an Stock Option Award with an aggregate fair market value as of the grant date equal to $200,000, with such value split equally between the RSU Award and Stock Option Award.

The annual grants will vest in full on the earlier of (i) the date of the following year’s annual meeting of stockholders (or the date immediately prior to the next annual meeting of stockholders if the non-employee director’s service as a director ends at such annual meeting of stockholders due to the director’s failure to be re-elected or the director not standing for re-election), or (ii) the one-year anniversary measured from the date of grant, subject in all cases to continued service as a member of the board of directors through such vesting date.

With respect to a director who is first elected or appointed to the board of directors on a date other than the date of the annual meeting of stockholders, upon the first annual meeting of stockholders following such director’s first joining the board of directors, such director’s first Annual Grant will be pro-rated to reflect the time between such director’s election or appointment date and the date of such first annual meeting of stockholders.

The number of shares subject to each RSU Award granted pursuant to the initial grant or annual grant shall be the total RSU award value, divided by the average closing market price of our common stock over the 22 trading days ending the business day before the date of grant. The number of shares subject to each Stock Option Award granted pursuant to the initial grant or annual grant shall be determined using a Black-Scholes-Merton option pricing model based on the average closing market price of our common stock over the 22 trading days ending the business day before the date of grant.

Vesting Acceleration

In the event of a change in control (as defined in our 2021 Plan), any unvested portion of an equity award granted to our non-employee directors will fully vest and, if applicable, become exercisable immediately prior to the effective date of such change in control, subject to the non-employee director’s continuous service with us on the effective date of the change in control.

Election to Receive Equity in Lieu of Cash Compensation

Each non-employee director may elect to receive fully vested RSU Awards in lieu of his or her cash compensation. Such RSU Awards are issued on a quarterly basis, in arrears, and the number of such restricted stock units is calculated by dividing (1) the aggregate amount of cash compensation otherwise payable to such director divided by (2) the closing sales price per share of our common stock on the last day of the fiscal quarter in which the service occurred, rounded down to the nearest whole share.

Notwithstanding the foregoing, any member of our board of directors that is entitled to the above compensation may elect to forego all or a portion of such compensation from time to time by giving notice to the Chief Legal Officer of the Company.

Non-Employee Director Compensation Table

The following table sets forth information regarding the compensation awarded to or earned for service on the board of directors by our non-employee directors during the year ended December 31, 2023. As NEOs, the compensation received by Mr. Chapman and Dr. Kim is shown above in the section titled “—Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Stock Awards(2) ($)	Total ($)
Craig Barratt	64,411	139,322	131,105	334,838
Ronald Bernal	33,000	139,322	131,105	303,427
Kathryn Chou	40,318	139,322	131,105	310,745
Niccolo de Masi	44,318	139,322	131,105	314,745
Inder Singh	39,739	139,322	131,105	310,166
Wendy Thomas	34,000	139,322	131,105	304,427
Harry You	52,609	139,322	131,105	323,036

(1)

The amounts reported in this column reflect the aggregate grant date fair value of the shares underlying option awards granted to our directors as computed in accordance with ASC Topic 718. See Note 14 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 28, 2024 for a discussion of assumptions made by us in determining the aggregate grant date fair value of our option awards. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not reflect the actual economic value that may be realized by the directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)	The following table provides information regarding the aggregate number of equity awards granted to our non-employee directors that were outstanding as of December 31, 2023:

Name	Option Awards Outstanding at Year-End (#)	Restricted Stock Outstanding at Year-End (#)
Craig Barratt	55,230	9,690
Ronald Bernal	—	—
Kathryn Chou	78,760	36,844
Niccolo de Masi	55,230	9,690
Inder Singh	80,480	17,150
Wendy Thomas	74,210	36,197
Harry You	55,230	9,690

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2023. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
2015 Equity Incentive Plan(1)	17,044,242	$0.65	—
2021 Equity Incentive Plan	4,620,135	$8.22	14,075,832	(2)
2021 Employee Stock Purchase Plan	—	$—	5,354,000	(3)
Equity compensation plans not approved by security holders	—	$—	—

Total	21,664,377	$2.26	19,429,832

(1)	Following the adoption of the 2021 Plan, no additional equity awards have been or will be granted under the 2015 Plan.
(2)

The number of shares of common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, in an amount equal to (1) 5% of the fully-diluted common stock on December 31 of the preceding year (as defined in the 2021 Plan), or (2) a lesser number of shares of common stock determined by the Board prior to the date of the increase (which may be zero). Pursuant to the terms of the 2021 Plan, the number of shares available under the 2021 Plan was increased by 14,215,808 shares effective January 1, 2024.

(3)

The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the fully-diluted common stock on December 31 of the preceding calendar year (inclusive of the share reserve for the ESPP and of the 2021 Plan), (2) a number of shares equal to two times the initial share reserve, or (3) such lesser number of shares of common stock as determined by the board (which may be zero). The Board acted not to increase the number of shares of common stock reserved for future issuance under the ESPP as of January 1, 2024.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	Any breach of the director’s duty of loyalty to us or to our stockholders;

•	Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	Unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	Any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered, and intend to continue to enter, into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these certificate of incorporation and bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PAY VERSUS PERFORMANCE

The following tables and related disclosures have been prepared in accordance with Item 402(v) of Regulation S-K, and do not necessarily reflect the economic benefit actually earned, received, or realized by our NEOs, the method by which the compensation committee makes compensation determinations, or how the compensation committee views the link between the Company’s performance and compensation for NEOs. For example, a significant portion of “compensation actually paid” relates to changes in fair value of unvested awards over the course of each year, and the ultimate value realized by NEOs from unvested equity awards is not determined until the awards vest. For further information on our executive compensation program and the compensation committee’s decision-making process in determining and approving our NEOs compensation, see the section above titled “–Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Loss (thousands)(7)	Revenue (thousands)(8)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2023	$1,338,675	$27,789,873	$7,703,267	$17,333,958	$134.67	$64.84	$(157,771)	$22,042
2022	$8,482,288	$(41,018,462)	$5,911,916	$3,280,217	$37.50	$58.05	$(48,511)	$11,131
2021	$364,500	$24,903,634	$10,252,472	$25,618,719	$181.52	$102.93	$(106,186)	$2,099

(1)

The dollar amounts reported are the amounts of total compensation reported for Mr. Chapman, our principal executive officer (“PEO”) for each corresponding year in the “Total” column of the Summary Compensation Table. See the section above titled “–Executive Compensation–Summary Compensation Table.”

(2)

The dollar amounts reported represent the amount of “compensation actually paid” to Mr. Chapman, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Chapman during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Chapman’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2023	$1,338,675	$(413,054)	$26,864,252	$27,789,873
2022	$8,482,288	$(7,718,738)	$(41,782,012)	$(41,018,462)
2021	$364,500	$—	$24,539,134	$24,903,634

(a)

The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)

The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year-Over- Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year-Over- Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$413,054	$11,881,105	$—	$14,570,093	$—	$—	$26,864,252
2022	$3,036,544	$(30,362,467)	$548,964	$(15,005,053)	$—	$—	$(41,782,012)
2021	$—	$13,477,486	$—	$11,061,648	$—	$—	$24,539,134

(3)

The dollar amounts reported represent the average of the amounts reported for the Company’s Non-PEO NEOs in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Thomas Kramer, Rima Alameddine, Jungsang Kim, and Chris Monroe; (ii) for 2022, Rima Alameddine and Laurie Babinski; and (iii) for 2021, Thomas Kramer and Jungsang Kim.

(4)

The dollar amounts reported represent the average amount of “compensation actually paid” to the Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$7,703,267	$(7,069,086)	$16,699,777	$17,333,958
2022	$5,911,916	$(5,730,905)	$3,099,206	$3,280,217
2021	$10,252,472	$(10,020,193)	$25,386,440	$25,618,719

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year-Over- Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year-Over-Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2023	$6,093,040	$7,556,407	$74,498	$3,564,500	$(588,668)	$—	$16,699,777
2022	$3,003,473	$—	$95,733	$—	$—	$—	$3,099,206
2021	$19,396,434	$1,634,038	$3,527,982	$827,986	$—	$—	$25,386,440

(5)

Total Shareholder Return (“TSR”) is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)

Represents weighted peer group TSR of the compensation peer group for the applicable year, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. Our compensation peer group for 2023 was comprised of the companies shown above in the section titled “–Compensation Discussion and Analysis —Executive Compensation Peer Group for Fiscal 2023 Summary Compensation Table.”
(7)	Represents the net loss as reported in the Company’s Annual Report on Form 10-K for the applicable year.
(8)

While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that revenue is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to company performance.

Financial Performance Measures

As described in the section titled “–Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on the objective of incentivizing our NEOs to increase the value of our Company for our shareholders. The most important financial performance measure used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance is revenue.

Compensation Actually Paid and Cumulative TSR

The following chart reflects the relationship between the PEO and Average NEOs compensation actually paid (per the SEC’s definition), the Company’s TSR and the TSR Peer Group for the applicable year.

Compensation Actually Paid and Net Loss

The following chart reflects the relationship between the PEO and Average NEOs compensation actually paid, the Company’s net loss for the applicable year.

Compensation Actually Paid and Revenue

The following chart reflects the relationship between the PEO and Average NEOs compensation actually paid and the Company’s revenue for the applicable year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 31, 2024 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 211,200,056 shares of our common stock outstanding as of March 31, 2024. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2024, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o IonQ, Inc., 4505 Campus Drive, College Park, Maryland 20740.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Greater than 5% Stockholders:
The Vanguard Group(1)	17,906,731	8.5%
Blackrock, Inc.(2)	12,350,383	5.8%

Named Executive Officers and Directors:
Peter Chapman(3)	8,456,229	3.9%
Thomas Kramer(4)	1,877,451	*
Rima Alameddine(5)	468,873	*
Jungsang Kim(6)	8,464,811	4.0%
Christopher Monroe(7)	4,439,667	2.1%
Craig Barratt(8)	986,677	*
Ronald Bernal(9)	42,423	*
Robert Cardillo	—	*
Kathryn Chou(10)	34,876	*
Niccolo De Masi(11)	2,657,830	1.3%
William Scannell	—	*
Inder M. Singh(12)	78,100	*
Wendy Thomas(13)	33,036	*
Harry You(14)	2,772,830	1.3%
All directors and executive officers as a group (12 persons)(15)	25,830,713	11.6%

*	Represents less than 1%.
(1)

Consists of 17,906,731 shares of common stock held by The Vanguard Group (Vanguard). Vanguard has the sole power to vote and dispose these shares, and no person or entity is deemed to have any beneficial ownership or reportable pecuniary interest in the shares held by Vanguard. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

Consists of 12,350,383 shares of common stock held by BlackRock, Inc. (BlackRock). BlackRock has the sole power to vote and dispose these shares, and no person or entity is deemed to have any beneficial ownership or reportable pecuniary interest in the shares held by BlackRock. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(3)

Consists of (i) 8,271,240 shares of common stock issuable pursuant to options held directly by Mr. Chapman exercisable within 60 days of March 31, 2024, and (ii) 184,989 shares of common stock held directly by Mr. Chapman.

(4)

Consists of (i) 1,136,922 shares of common stock issuable pursuant to options held directly by Mr. Kramer exercisable within 60 days of March 31, 2024, and (ii) 740,529 shares of common stock held directly by Mr. Kramer, a portion of which are subject to a repurchase right.

(5)

Consists of (i) 324,375 shares of common stock issuable pursuant to options held directly by Ms. Alameddine exercisable within 60 days of March 31, 2024, and (ii) 144,498 shares of common stock held directly by Ms. Alameddine.

(6)

Consists of (i) 1,140,319 shares of common stock issuable pursuant to options held directly by Dr. Kim exercisable within 60 days of March 31, 2024, (ii) 881,964 shares of common stock held directly by Dr. Kim, (iii) 5,000 shares of common stock held by Dr. Kim’s spouse, (iv) 27,837 shares of common stock held by Dr. Kim’s child, (v) 809,691 shares of common stock held by the Jungsang Kim Irrevocable Trusts For Children, dated January 27, 2021, (vi) 2,700,000 shares of common stock held by the J. Kim Revocable Trust, (vii) 2,000,000 shares of common stock held by the S. Nam Revocable Trust, and (viii) 900,000 shares of common stock held by the Kim Family Trust.

(7)	Consists of 4,439,667 shares of common stock held directly by Dr. Monroe.
(8)

Consists of (i) 40,370 shares of common stock issuable pursuant to options held directly by Dr. Barratt exercisable within 60 days of March 31, 2024, (ii) 19,960 shares of common stock held directly by Dr. Barratt, and (iii) 926,347 shares of common stock held by the Barratt-Oakley Trust, dated November 29, 2004, of which Dr. Barratt is a trustee.

(9)	Consists of (i) 37,970 shares of common stock held directly by Mr. Bernal, and (ii) 4,453 shares of common stock held by The Bernal Family Trust UDT dated November 3, 1995 (the “Bernal Trust”).
(10)

Consists of (i) 21,300 shares of common stock issuable pursuant to options held directly by Ms. Chou exercisable within 60 days of March 31, 2024, and (ii) 13,576 shares of common stock held directly by Ms. Chou.

(11)

Consists of (i) 40,370 shares of common stock issuable pursuant to options held directly by Mr. de Masi exercisable within 60 days of March 31, 2024, (ii) 19,960 shares of common stock held directly by Mr. de Masi, and (iii) 2,597,500 shares of common stock held by Isalea Investments LP (the “Partnership”). Mr. de Masi is the managing member of the Partnership and has voting and investment discretion with respect to the securities held by the Partnership.

(12)

Consists of (i) 54,430 shares of common stock issuable pursuant to options held directly by Mr. Singh exercisable within 60 days of March 31, 2024, and (ii) 23,670 shares of common stock held directly by Mr. Singh.

(13)

Consists of (i) 19,783 shares of common stock issuable pursuant to options held directly by Ms. Thomas exercisable within 60 days of March 31, 2024, and (ii) 13,253 shares of common stock held directly by Ms. Thomas.

(14)

Consists of (i) 40,370 shares of common stock issuable to Mr. You pursuant to options exercisable within 60 days of March 31, 2024, (ii) 134,960 shares of common stock held directly by Mr. You, and (iii) 2,597,500 shares of common stock held by RHY 2021 Irrevocable Trust (the “RHY Trust”). Mr. You is the investment advisor of the RHY Trust and has voting and investment discretion with respect to the securities held by the RHY Trust.

(15)

Consists of 25,830,713 shares of common stock beneficially owned by our current directors and executive officers, of which (i) 14,741,234 are shares of common stock, and (ii) 11,089,479 are shares of common stock issuable pursuant to options exercisable within 60 days of March 31, 2024.

RELATED PERSON TRANSACTIONS

Other than compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, the following is a description of each transaction since January 1, 2023 and each currently proposed transaction in which:

•	We have been or are to be a participant;

•	The amount involved exceeded or exceeds $120,000; and

•

Any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Indemnification Agreements

Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of executive officers and directors, and our amended and restated bylaws provide that we will indemnify each of our executive officers and directors to the fullest extent permitted under Delaware law. Our Amended and Restated Certificate of Incorporation and our amended and restated bylaws also provide the board of directors with discretion to indemnify certain key employees when determined appropriate by the board of directors.

We have entered into indemnification agreements with all of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our Amended and Restated Certificate of Incorporation and our amended and restated bylaws. In addition, our amended and restated bylaws and indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Policies and Procedures Regarding Transactions with Related Persons

We have adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including the common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the audit committee (or, where review by the audit committee would be inappropriate, to another independent body of the board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, the audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

The audit committee will approve only those transactions that it determines are fair to us and in our best interests.

OTHER MATTERS

Stockholder Proposals or Director Nominations for 2025 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2025 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our Corporate Secretary at our principal executive offices on or before December 25, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

IonQ, Inc.

Attention: Corporate Secretary

4505 Campus Drive

College Park, Maryland 20740

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting of stockholders, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2025 annual meeting of stockholders, the stockholder must provide timely written notice to our Corporate Secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our Corporate Secretary at our principal executive offices:

•	no earlier than 8:00 a.m., Eastern time, on February 5, 2025, and

•	no later than 5:00 p.m., Eastern time, on March 7, 2025.

In the event that we hold our 2025 annual meeting of stockholders more or less than 30 days after the one-year anniversary of this year’s Annual Meeting, then such written notice must be received by our Corporate Secretary at our principal executive offices:

•	no earlier than 8:00 a.m., Eastern time, on the 120th day prior to the day of our 2025 annual meeting of stockholders, and

•

no later than 5:00 p.m., Eastern time, on the later of the 90th day prior to the day of such annual meeting of stockholders or, if the first public announcement of the date of such annual meeting of stockholders is less than 100 days prior to the date of such annual meeting of stockholders, the 10th day following the day on which public announcement of the date of the annual meeting of stockholders is first made by us.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting of stockholders, then we are not required to present the proposal for a vote at such annual meeting of stockholders.

Availability of Bylaws

A copy of our bylaws, as most recently amended and restated in November 2023, may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Special Note Regarding Forward-Looking Statements

Various statements in this proxy statement, including estimates, projections, objectives and expected results, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995,

Section 27A of the Securities Act and Section 21E of the Exchange Act and are generally identified by the words “believe,” “expect,” “anticipate,” “intend,” “opportunity,” “plan,” “project,” “will,” “should,” “could,” “would,” “likely” and similar expressions and include statements about our strategies, markets, business and opportunities. Forward-looking statements are based on current assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements, including the risks and uncertainties discussed in Item 1A – Risk Factors of the Form 10-K for the fiscal year ended December 31, 2023 included in the annual report provided with our proxy materials as well as our other filings with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements.

2023 Annual Report

Our financial statements for our fiscal year ended December 31, 2023 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at investors.ionq.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to IonQ, Inc., 4505 Campus Drive, College Park, Maryland 20740, Attention: Investor Relations.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

College Park, MD

April 25, 2024

IONQ P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting IonQ, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 15, 2024 Wednesday, June 5, 2024 10:00 AM, Eastern Time Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/IONQ for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 10:00 AM, Eastern Time, June 5, 2024. Internet: www.proxypush.com/IONQ Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-491-3176 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend the meeting by 5:00 p.m., Eastern time, on June 4, 2024 at www.proxydocs.com/IONQ This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Peter Chapman and Thomas Kramer (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of IonQ, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 4, AND 1 YEAR FOR PROPOSAL 3. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

IONQ IonQ, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ALL NOMINEES IN PROPOSAL 1 FOR PROPOSALS 2 AND 4 1 YEAR ON PROPOSAL 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To elect two Class III directors to hold office until our 2027 annual meeting of stockholders and until their respective successors are elected and qualified. 1.01 Peter Chapman FOR WITHHOLD FOR 1.02 William Scannell FOR 2. To approve, on an advisory basis, the compensation of the named executive officers identified in the 2023 Summary Compensation Table in the “Executive Compensation” section of the proxy statement (the “Say-on-Pay Vote”). FOR AGAINST ABSTAIN FOR 3. To approve, on a non-binding advisory basis, the frequency of future Say-on-Pay Votes. 1YR 2YR 3YR ABSTAIN 1 YEAR 4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. FOR AGAINST ABSTAIN FOR 5. To transact other business that may properly come before the Annual Meeting or any adjournments or postponements thereof. You must register to attend the meeting by 5:00 p.m., Eastern time, on June 4, 2024 at www.proxydocs.com/IONQ Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date